                                                                     EXHIBIT 2.2

                           ASSET PURCHASE AGREEMENT
                   (Cathy Clemons  Transcription Resources)


     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of the 17th day of March 1998 (the "Effective Date"), is by and between CATHY CLEMONS, an individual residing in Dallas County, Texas ("Seller"), and APPLIED VOICE RECOGNITION, INC., a Delaware corporation ("Purchaser").

     W I T N E S S E T H:

     WHEREAS, Seller is the sole proprietor of, and does business as, Transcription Resources (the "Company");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets of owned by Seller and utilized by the Company, and Seller and Purchaser desire to set forth the terms and conditions of their agreement;

     NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1. Purchase and Sale.

        1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller, at the Closing referred to in Section 7, agrees to grant, sell, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, encumbrances and interests, and Purchaser agrees to purchase from Seller, certain assets of Seller (collectively, the "Company Assets"), which Company Assets shall consist of the following:

             (a) All real property owned or leased by Seller for the use of the Company, including, without limitation, that certain leased space located at 13601 Preston Road, Suite 201W, Dallas, Texas 75240, and the improvements located within such leased space (collectively, the "Company Facilities");

             (b) The machinery, equipment, furniture, fixtures, supplies, materials and other tangible personal property (other than computer hardware and software) that are described on Schedule 1.1(b) attached hereto (the "Company Personal Property");

             (c) All contracts and agreements listed on Schedule 1.1(c) attached hereto (the "Assigned Contracts"); and all warranties and guarantees, if any, originally given to Seller relating to all or any portion of the Company Personal Property (the "Warranties");

             (d) All rights of Seller in and to the computer hardware and computer software listed on Schedule 1.1(d) attached hereto;

             (e) All rights of Seller in and to all existing or pending trade names, trade marks, copyrights, patents and other intellectual property and all marketing literature and other materials owned, licensed or otherwise utilized by the Company, including, without limitation, all such rights listed on
Schedule 1.1(e) attached hereto;

             (f) All existing books and records of the Company through the Closing, including, without limitation, all of the Company's customer lists; and

             (g) The licenses, permits and certifications listed on Schedule 1.1(g) attached hereto.

           1.2 Excluded Assets and Liabilities. Except for the Company Assets specifically described herein, no other assets owned by Seller or utilized by the Company shall be conveyed pursuant to this Agreement. Except for obligations of Seller under the Assigned Contracts and the ad valorem taxes, if any, relating to the Company Assets for 1998 (as described in Section 7.3 below, and referred to herein as the "Seller's Tax Share"), Purchaser shall not assume or be subject to, or in any way be liable or responsible for, and Seller shall indemnify and hold Purchaser harmless from, any liabilities or obligations of Seller of any kind or nature, known or unknown, relating to the Company Assets or Seller.

     2. Purchase Price. The purchase price for the Company Assets (the "Purchase Price") shall be $150,000 less (a) the aggregate amount of Seller's liabilities to be assumed by Purchaser under the Assigned Contracts, and (b) Seller's Tax Share. The Purchase Price shall be payable by Purchaser's execution and delivery to Seller of a promissory note in the form attached hereto as Exhibit "A" (the "Note"). The Note shall be due and payable on or before or January 1, 1999, and, at Seller's option, shall be payable either (i) in cash, or (ii) by the issuance and delivery by Purchaser to Seller of the number of shares of Purchaser's common stock determined by dividing the Purchase Price by the closing price of Purchaser's common stock on the trading day immediately preceding the Closing Date (the "AVRI Stock"). The AVRI Stock will be unregistered and restricted from being sold for the period established by federal law. Seller will notify Purchaser at least ten (10) days prior to the due date of the Note with respect to whether Seller desires the Note to be paid in cash or the AVRI Stock. Seller's failure to notify Purchaser of such election by such deadline shall be deemed an election by Seller to be paid in AVRI Stock.

     3. Representations and Warranties of Seller. Seller represents and warrants to and agrees with Purchaser that:

        3.1 Seller's Authority Relative to this Agreement. This Agreement has been duly executed and delivered by Seller, and no further action is necessary with respect to Seller to make this Agreement a valid and binding obligation of Seller, enforceable in accordance with its terms. The conveyance evidenced by this Agreement does not include all or substantially all of the assets of Seller, but merely substantially all of the assets of Seller utilized by the Company. Neither the execution, delivery nor performance of this Agreement by Seller will:

             (a) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

             (b) Require any consent, authorization or approval of any person, entity or governmental authority; or

             (c) Result in the creation or imposition of any lien, charge or encumbrance upon the property of Seller.

        3.2 Seller's Authority to Conduct Business. Seller has all requisite power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

        3.3 Rights to Purchase the Company Assets. Other than Purchaser pursuant to this Agreement, no person, firm or entity has any right to purchase any of the Company Assets or any part thereof.

        3.4 Title to Company Assets. Seller has good and marketable title to the Company Assets, is in possession of all of the Company Assets, and will convey the Company Assets to Purchaser, free and clear of all liens, claims, security interests and encumbrances. Other than ad valorem taxes for 1998 which are not yet past due, there are no sales or ad valorem taxes due and unpaid by Seller.

        3.5 Litigation. There are no private or governmental actions, suits, proceedings or investigations, pending, or to Seller's knowledge threatened, against, affecting or on behalf of Seller, the Company or the Company Assets.

        3.6 Miscellaneous. All agreements, reports and other documents furnished by Seller to Purchaser are true, accurate and complete copies of the agreements, reports and other documents they purport to be.

        3.7 Securities Representations and Warranties. In the event that Seller elects to accept the AVRI Stock in payment of the Note, Seller will automatically be deemed to have made, and at Purchaser's request Seller will confirm in writing, each of the following representations and warranties to, and agreements with, Purchaser regarding the AVRI Stock:

             (a) The shares of AVRI Stock are being acquired for Seller's own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others or to fractionalization in whole or in part and that the transfer of the shares of AVRI Stock is intended to be exempt from registration under the Securities Act of 1933 (the "Act") by virtue of the so-called 4(2) exemption under the Act. Seller understands that the shares of AVRI Stock are and will be "restricted securities," as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, that the certificates representing the shares of AVRI Stock will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and that stop transfer instructions will be placed with the transfer agent for the shares of AVRI Stock. In furtherance thereof, Seller represents, warrants, and agrees as follows: (i) no other person has or will have a direct or indirect beneficial interest in such shares of AVRI Stock, and Seller will not sell, hypothecate, or otherwise transfer any of the shares of AVRI Stock except in accordance with the Act and applicable state securities laws or unless, in the opinion of counsel for Purchaser, an exemption from the registration requirements of the Act and such laws is available; and
(ii) Purchaser is under no obligation to register the shares of AVRI Stock on behalf of Seller or to assist Seller in complying with any exemption from registration.

             (b) Seller has been furnished with and has carefully read each of
(i) selected portions of the Private Placement Memorandum dated July 29, 1997;
(ii) Purchaser's Annual Report on Form 10-K for fiscal year ended December 31, 1997; (iii) Purchaser's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1997; and (iv) Purchaser's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1997. In evaluating the suitability of an investment in Purchaser, Seller has not relied upon any representations or other information (whether oral or written) from Purchaser or any of Purchaser's agents, and no oral or written representations have been made or oral or written information furnished to Seller or Seller's advisors, if any, in connection with the acceptance of the shares of AVRI Stock in payment of the Note which were in any way inconsistent with the information set forth in the documents listed in the first sentence of this Section 3.7(b). In the event that Seller elects to accept the AVRI Stock in payment of the Note, then Purchaser will provide to Seller copies of all Quarterly Reports on 10-Q for each fiscal quarter ended after the Effective Date, together with such additional information as Seller may reasonably request from Purchaser that is readily available to Purchaser.

             (c) Purchaser has made available to Seller all documents and information that Seller has requested relating to an investment in Purchaser.

             (d) Seller recognizes that an investment in Purchaser involves substantial risks, and Seller has taken full cognizance of and understand all of the risk factors related to the acceptance of the AVRI Stock in payment of the Note.

             (e) Seller has carefully considered and has, to the extent Seller believes such discussion necessary, discussed with Seller's professional legal, tax and financial advisers the suitability of an investment in Purchaser for Seller's particular tax and financial situation and Seller has determined that the AVRI Stock is a suitable investment for Seller.

             (f) All information which Seller has provided to Purchaser concerning Seller and the financial position of Seller is correct and complete as the date set forth below.

     4. Representations and Warranties of Purchaser. Purchaser represents and warrants to and agrees with Seller that:

        4.1 Purchaser's Authority Relative to this Agreement. This Agreement has been duly executed and delivered by Purchaser, and no further corporate action is necessary with respect to Purchaser to make this Agreement a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Purchaser will result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

        4.2 Organization and Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

     5. Nature and Survival of Representations and Warranties.

        5.1 Nature of Statements. All statements contained in any Schedule hereto or in any supplemental Schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Seller or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as the case may be.

        5.2 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto shall survive the Closing.

     6. Covenants of Seller.  Seller covenants with Purchaser that:

        6.1 Employees. Attached hereto as Schedule 6.1 is a list of all employees of the Seller, other than Seller, and all independent contractors utilized by the Seller in connection with the Company's business. Seller will pay, on or before the Closing Date, all outstanding liability for the payment of
(i) wages, vacation pay (whether accrued or otherwise), salaries, bonuses or any other compensation with respect to all persons employed by Seller prior to the Closing Date, and (ii) fees and commissions with respect to independent contractors engaged by Seller prior to the Closing Date. Purchaser shall assume no liability, obligation or responsibility under any bonus, life insurance, health insurance, or other plan whereby Seller provides benefits for any of its employees, independent contractors or their respective beneficiaries, and Purchaser shall be permitted, but not obligated, to (a) hire any of the employees of Seller, or (b) engage any independent contractors of Seller.

        6.2 No Tax Due Certificate. Promptly after the Closing, Seller will order a certificate from the Comptroller of the State of Texas as to no sales taxes being due and unpaid by Seller, and Seller will deliver such certificate to Purchaser as soon thereafter after as practicable.

     7. The Closing. Seller and Purchaser hereby agree to consummate the closing of the sale and purchase of the Company Assets (the "Closing") at the offices of Purchaser's legal counsel, Boyar, Simon & Miller, located at 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchaser and Seller so determine) immediately following execution of this Agreement (the "Closing Date"). At the option of Purchaser and Seller, the documents relating to the Closing may be exchanged by overnight courier without the necessity of all parties being present at the Closing. At the Closing, the following shall occur:

        7.1 Bill of Sale, Assignment and Assumption Agreement. Seller and Purchaser shall execute a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form attached hereto as Exhibit "B", (a) conveying good and marketable title to the Company Assets to Purchaser free and clear of all liens, claims, encumbrances and interests, and (b) effecting the assumption by Purchaser of the Assigned Contracts.

        7.2 Purchase Price. Purchaser shall pay the Note in the amount of the Purchase Price pursuant to the terms of Section 2 above.

        7.3 Apportionment. All ad valorem taxes, if any, shall be prorated through the date of Closing, with such prorations based on tax rates and assessments for the calendar year during which the Closing occurs unless such rates and assessments are unavailable, in which event such prorations shall be made based on the rates and assessments for the prior year. At the Closing, Purchaser agrees to assume Seller's pro rated portion of the ad valorem taxes and, Purchaser shall be entitled to offset such portion from the Purchase Price. Notwithstanding that the parties intend to make a final settlement with respect to certain items as of the Closing Date (i) all payments for utility services, contract services, ad valorem and personal property taxes relating to the Company Assets (which are not prorated as of the Closing Date) shall be prorated between Seller and Purchaser as soon as reasonably practicable as of the Closing Date, and (ii) settlement of such items shall occur within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

        7.4 Employment Agreement. Seller and Purchaser shall execute an Employment Agreement in the form attached hereto as Exhibit "C" (the "Employment Agreement"), which Employment Agreement shall provide, in addition to the other terms set forth therein, for (i) an initial term of three (3) years, (ii) a base salary of $5,000 per month, and (iii) Seller's agreement not to compete with Purchaser following the termination of such Employment Agreement in accordance with the terms of such Employment Agreement.

        7.5 Option Agreement. Seller and Purchase shall execute an Nonqualified Stock Option Agreement in the form attached hereto as Exhibit "D" (the "Option Agreement'), which Option Agreement shall provide, in addition to the other terms set forth therein, for (i) the grant to Seller options to acquire 50,000 shares of Purchaser's common stock (the "Stock Options") at a price per share equal to the closing price of Purchaser's common stock on the trading day immediately preceding the Closing Date, (ii) for so long as Seller is an employee of Purchaser, one third (1/3) of such Stock Options will vest, if ever, each year on the anniversary of the Closing Date, in other words, 16,667 Stock Options will vest on the first anniversary of the Closing Date,

16,667 Stock Options will vest on the second anniversary of the Closing Date, and 16,666 Stock Options will vest on the third anniversary of the Closing Date, and (iii) the Stock Options will be unregistered and restricted from being sold for the period established by federal law.

     8. Further Acts. Seller covenants and agrees that, from time to time on and after the Closing Date, at the request of the Purchaser, Seller will execute and deliver all consummatory bills of sale, assignments and other documents that may reasonably be required to confirm and assure Purchaser of its title and interest in the entirety of the Company Assets.

     9. Possession. At the Closing, Seller shall be obligated to deliver to Purchaser at the Leased Premises all tangible items constituting the Company Assets.

     10. Expenses and Commissions. Each of Seller and Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement. Purchaser and Seller each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Company Assets. Seller hereby agrees to indemnify and hold harmless Purchaser against any and all claims of any agent, broker, finder or similar party claiming through Seller, and Purchaser hereby agrees to indemnify and hold harmless Seller against any and all claims of any agent, broker, finder, or other similar party claiming through Purchaser.

     11. Miscellaneous.

        11.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

     If to Seller, to:    Cathy Clemons
                          13601 Preston Road, Suite 201W
                          Dallas, Texas  75240
                          Telecopy No. (214) ___-____

     With a copy to:      Robert Westerberg, Esq.
                          _____________________
                          Dallas, Texas  75_____
                          Telecopy No. (214) 745-1919

     If to Purchaser, to: Applied Voice Recognition, Inc.
                          4615 Post Oak Place, Suite 111
                          Houston, Texas  77027
                          Attention:  President
                          Telecopy No. (713) 621-5870

     With a copy to:      Brian D. Baird, Esq.
                          Boyar, Simon & Miller
                          4265 San Felipe, Suite 1200
                          Houston, Texas 77027
                          Telecopy No. (713) 552-1758
or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 11.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices may also be transmitted by facsimile, provided that such facsimile transmission is confirmed within one business day thereafter by U.S. mail in accordance with this Section 11.1. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

        11.2 Assignment. Except for assignment by Purchaser to an affiliate company, this Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal legal representatives, successors and permitted assigns.

        11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

        11.4 Schedules and Exhibits. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.



                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

                                SELLER:


                                             /s/ Cathy Clemons
                                ___________________________________________
                                Cathy Clemons


                                PURCHASER:

                                APPLIED VOICE RECOGNITION, INC.,
                                a Delaware corporation


                                By:  /s/ Timothy J. Connolly
                                   ________________________________________
                                           (Signature)


                                Name:   Timothy J. Connolly
                                          (Printed Name)

                                Title:  Chief Executive Officer


Schedules:

1.1(b)    Company Personal Property
1.1(c)    Assigned Contracts
1.1(d)    List of Computer Hardware and Software
1.1(e)    List of Intellectual Property
1.1(g)    List of Licenses and Permits
6.1       List of Employees and Contract Workers

Exhibits:

"A"    Promissory Note
"B"    Bill of Sale, Assignment and Assumption Agreement
"C"    Employment Agreement
"D"    Nonqualified Option Agreement

                                SCHEDULE 1.1(b)
                                      To
                           Asset Purchase Agreement

                           Company Personal Property
                           -------------------------

8   Computer desks
1   Executive desk
1   Round conference table with five chairs
8   Secretarial chairs
1   420 Back-UPS Pro surge protector
1   700 Smart-UPS surge protectors
4   Sanyo dictaphones
7   VDI dictaphones
2   Filing cabinets
1   Refrigerator
1   Panasonic KX-F1150 plain paper fax machine

                                SCHEDULE 1.1(c)
                                      To
                           Asset Purchase Agreement

                              Assigned Contracts


1. LJP Leasing Business Equipment Master Lease dated October 3, 1997, by and between LJP Leasing, as lessor, and Transcription Resources, Inc., as lessee, with respect to (i) one Voicetech 416 with 8 ports, 93 redundant hours, S/N 0416-0873, and (ii) ten Transcribe Stations with Foot Controls and Headsets, S/N 27650, 27651, 27652, 27653, 27654, 27655, 27656, 27657,
    27658 and 27659.

2. LJP Leasing Business Equipment Master Lease dated January 20, 1997, by and between LJP Leasing, as lessor, and Transcription Resources, as lessee, with respect to (i) one Voicetech 408 with 8 ports, 25 hours, 1 port outdial, S/N 4080-176, and (ii) five Transcribe Stations, S/N 21193, 21194, 21195, 21196 and 21197.

3. Office Space Lease Agreement dated as of May 6, 1997, by and between Carillon/Alpha Limited, as Landlord, and Transcription Resources, as Tenant, with respect to Suite 201W located at 13601 Preston Road, Dallas, Texas 75240.

4. Agreements for Transcription Services dated as of the date indicated by and between Transcription Resources and each of the following contract parties:

                  Date                Contract Party

     a.    September 26, 1997  Urology Specialty Care
     b.    September 11, 1997  Cardiology of Georgia, P.C.
     c.    January 29, 1998    Allen, Hildeith and Zenicek
     d.    September 18, 1997  Joseph Samaha, M.D.
     e.    July 16, 1997       David M. Feinstein, M.D.
     f.    November 3, 1997    Three Rivers Urology
     g.    February 19, 1998   John W. Secor, M.D.
     h.    April 11, 1997      Georgia Urology
     i.    March 3, 1997       David Witheiler, M.D.
     j.    November 17, 1997   Northwest Oncology/Hematology

5. All right, title and interest of Transcription Resources in and to any oral or written agreements with the parties listed on the list attached hereto under the column titled "Client."

                                SCHEDULE 1.1(d)
                                      To
                           Asset Purchase Agreement

                    List of Computer Hardware and Software
                    --------------------------------------

4  NEC 200 Pentium Computers
1  Compaq 486 Pentium Computer
1  Packard Bell 486 Computer
2  HP Laser Jet 6P Printers

All software licensed and loaded on computers

                                SCHEDULE 1.1(e)
                                      To
                           Asset Purchase Agreement

                         List of Intellectual Property
                         -----------------------------
1.  Name:  "Transcription Resources"

                                SCHEDULE 1.1(g)
                                      To
                           Asset Purchase Agreement

                         List of Licenses and Permits
                         ----------------------------

1. All software licenses utilized in the operation of the business of Transcription Resources.

                                 SCHEDULE 6.1
                                      To
                           Asset Purchase Agreement

                 List of Employees and Independent Contractors
                 ---------------------------------------------

                              (See attached list)